EXHIBIT 99.1

Old Line Bancshares, Inc. Reports $1.3 Million in Net Income Available to Common Stockholders, for the Three Months Ended March 31, 2013

1st QUARTER 2013 HIGHLIGHTS

  Net loans increased by $16.7 million, or 2.8%, since December 31, 2012.
  Total deposits grew by $13.0 million, or 1.8%, since December 31, 2012.
  Net income available to common stockholders was $1.3 million or $0.19 per basic share for the first quarter of 2013 as compared to $1.8 million, or $0.26 per basic share for the same period in 2012.
  The first quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.61% and 7.26%, respectively compared to ROAA and ROAE of 0.88% and 10.89%, respectively, for the first quarter of 2012.
  The net interest margin for the first quarter of 2013 was 4.36% as compared to 4.51% for the same period in 2012.
  Non-performing assets decreased to 0.94% of total assets at March 31, 2013 as compared to 1.31% at March 31, 2012 and 1.12% at December 31, 2012.
  The ratio of the allowance for loan losses as a percent of gross loans was 0.66% at March 31, 2013.
  We received all required regulatory approvals for our merger with WSB Holdings, Inc. (WSB) and we expect to complete the merger during the second quarter of 2013.

BOWIE, Md., April 30, 2013 (GLOBE NEWSWIRE) -- James W. Cornelsen, President & Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders decreased $470,000 to $1.3 million for the three months ended March 31, 2013, compared with $1.8 million for the three months ended March 31, 2012. Earnings were $0.19 per basic and diluted common share for the three months ended March 31, 2013 and $0.26 per basic and diluted common share for the same period in 2012.

Mr. Cornelsen stated that "We continue to generate strong organic loan growth while maintaining above average margins. We have also added talent to sustain the balance sheet growth, expand fee income opportunities and strengthen our infrastructure to support continual growth and the completion of the WSB merger. This staffing growth combined with the costs associated with resolving non-performing assets and the closure of one branch had a negative impact on first quarter earnings. We anticipate that these actions will enhance future profitability by reducing expenses associated with maintaining foreclosed real estate and operating the branch. We also expect that the new Montgomery County, Maryland loan production office and the Old Line Financial Services team will increase interest and fee income. We will continue to make decisions based upon long term benefits even when these decisions may impact short term profitability."

The decrease in net income available to common stockholders, during the first quarter of 2013 compared to the first quarter of 2012, was primarily the result of a $1.2 million, or 20.99%, increase in total non-interest expense, which was partially offset by an $85,000 increase in net interest income, a $175,000 decrease in the provision for loan losses and a $148,000 increase in non-interest revenue. The growth in non-interest expenses, as compared to the first quarter of 2012 was mainly attributable to increases in salaries and benefits, merger and integration expenses, occupancy and equipment expenses and other operating expenses. Salaries and benefits increased by $424,000 or 15.08%, when compared to the first quarter of 2012 primarily as a result of the addition of the Montgomery County lending team and the Old Line Financial Services group during the second half of 2012. We anticipate these teams will generate increased interest and non-interest income that will more than offset the increased cost during 2013 and beyond. During the first quarter of 2013, we also added an Executive Vice President who we expect will enhance our core operational capabilities. The work associated with the acquisition of WSB caused merger and integration expenses to increase $211,000 compared to the same period in 2012. Occupancy and equipment expenses increased $161,000 or 17.73% compared to the same period in 2012 primarily due to the acceleration of the remaining lease expense for the Old Line Centre branch which we closed on March 29, 2013. Other operating expenses increased approximately $400,000 compared to the same period in 2012 primarily as a result of an approximately $265,000 increase in legal and other expenses associated with disposing of and maintaining foreclosed properties, a $45,000 increase in director compensation and recognition of the $51,000 stock option expense in the quarter for the grant of options that vested immediately.

While net interest income increased by $85,000 for the quarter as compared to the same period in 2012, the increase would have been greater if not for a $291,000 decline in the accretion of fair value discounts on acquired loans for the period. We recognized $240,000 of fair value accretion in the three month period ended March 31, 2013 as compared to $531,000 for the three month period ended March 31, 2012.

First quarter non-interest revenue was $148,000 or 16.87% higher than the first quarter of 2012, primarily because of an increase of $354,000 in gains on investment securities. These gains were partially offset by a $200,000 loss on the sale of other real estate owned compared to a $32,000 loss in the period ended March 31, 2012. We also incurred an $86,000 loss with the disposal of assets due to the closing of Old Line Centre.

Non-performing assets to total assets declined to 0.94% at March 31, 2013 compared to 1.12% at December 31, 2012 and 1.31% at March 31, 2012 while the allowance for loan losses as a percent of gross loans remained unchanged at 0.66%. The entire loan portfolio's asset quality remained strong and continued to improve during the quarter ended March 31, 2013. As a result, we decreased the provision expense for the first quarter of 2013. Based on our internal analysis, the ratio of non-performing assets to total assets, and the satisfactory historical performance of the loan portfolio, management believes that the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate. However, should we see any evidence that there is deterioration in the loan portfolio we would adjust the allowance accordingly.

As we have previously reported, on September 10, 2012, we announced that we had executed a merger agreement that provided for the acquisition of WSB. During the first quarter of 2013, we received all of the required regulatory approvals, and subsequent to quarter end received all required stockholder approvals with respect to the merger. We plan to complete the merger during the second quarter of 2013. Until completion, we anticipate that we will continue to incur merger related expenses that may cause earnings to be lower than would otherwise be expected. However, we anticipate the WSB merger will be accretive to earnings within three quarters of closing. This combination will create a $1.2 billion banking institution and will allow us to expand our financial services with the addition of a successful and growing mortgage origination team. We also anticipate that the acquisition and integration of WSB will enhance the liquidity of our stock as well as our overall financial condition and operating performance.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 18 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the anticipated timing and effects on us and our stock of our pending merger with WSB, including that the merger will be accretive to earnings within three quarters of closing, continued growth and future expansion, future profitability and increased interest, non-interest and fee income, the impact of new hires and the income generated by our new teams offsetting the increased cost of hiring them, and the adequacy of our loan loss allowance constitute "forward-looking statements" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, that the pending stockholder lawsuit related to the merger could delay or prevent the merger, that integrating WSB's business into our own could take longer or be more difficult than anticipated, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, sustained high levels of or further increases in the unemployment rate in our target markets, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$ 37,651,112	$ 28,332,456	$ 43,813,588	$ 37,533,354	$ 24,018,472
Interest bearing accounts	30,291	130,192	26,137	122,824	1,020,231
Federal funds sold	331,153	228,113	908,495	508,150	1,094,891
Total cash and cash equivalents	38,012,556	28,690,761	44,748,220	38,164,328	26,133,594
Investment securities available for sale	154,081,188	171,541,222	180,363,532	168,502,783	163,204,721
Loans, less allowance for loan losses	611,850,594	595,144,928	573,147,401	573,146,131	552,843,016
Equity securities at cost	3,174,220	3,615,444	3,828,237	3,765,079	3,894,766
Premises and equipment	24,912,937	25,133,013	23,883,734	23,763,775	23,651,682
Accrued interest receivable	2,511,753	2,639,483	2,606,790	2,592,123	2,562,773
Prepaid income taxes	--	--	--	--	27,964
Deferred income taxes	8,015,351	7,139,545	6,791,483	7,346,728	7,307,974
Bank owned life insurance	16,977,347	16,869,307	16,757,707	16,644,925	16,530,205
Prepaid pension	--	--	1,030,551	1,030,551	1,030,551
Other real estate owned	2,726,910	3,719,449	3,231,449	3,490,730	3,919,461
Goodwill	633,790	633,790	633,790	633,790	633,790
Core deposit intangible	3,513,889	3,691,471	3,869,054	4,046,636	4,224,218
Other assets	2,575,612	3,038,064	2,990,530	3,036,820	3,727,066
Total assets	$ 868,986,147	$ 861,856,477	$ 863,882,478	$ 846,164,399	$ 809,691,781

Deposits
Non-interest bearing	$ 188,172,189	$ 188,895,263	$ 185,347,907	$ 186,639,878	$ 169,180,497
Interest bearing	560,330,114	546,562,555	545,730,571	532,956,475	517,467,161
Total deposits	748,502,303	735,457,818	731,078,478	719,596,353	686,647,658
Short term borrowings	31,510,107	37,905,467	44,544,608	41,955,385	40,505,782
Long term borrowings	6,166,788	6,192,350	6,216,463	6,239,129	6,261,429
Accrued interest payable	279,907	311,735	341,494	359,367	370,712
Accrued pension	4,690,584	4,615,699	4,570,725	4,480,261	4,411,462
Other liabilities	2,749,707	2,120,247	2,757,115	1,853,766	1,582,906
Total liabilities	793,899,396	786,603,316	789,508,883	774,484,261	739,779,949

Stockholders' equity
Common stock	68,538	68,454	68,308	68,285	68,285
Additional paid-in capital	53,875,593	53,792,015	53,647,456	53,574,827	53,519,196
Retained earnings	19,543,682	18,531,387	17,087,831	15,332,768	13,576,596
Accumulated other comprehensive income	1,220,486	2,469,758	3,171,006	2,284,600	2,311,030
Total Old Line Bancshares, Inc. stockholders' equity	74,708,299	74,861,614	73,974,601	71,260,480	69,475,107
Non-controlling interest	378,452	391,547	398,994	419,658	436,725
Total stockholders' equity	75,086,751	75,253,161	74,373,595	71,680,138	69,911,832
Total liabilities and stockholders' equity	$ 868,986,147	$ 861,856,477	$ 863,882,478	$ 846,164,399	$ 809,691,781
Shares of basic common stock outstanding	6,853,814	6,845,432	6,830,832	6,828,452	6,828,452

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2013	2012	2012	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest revenue
Loans, including fees	$ 7,831,823	$ 8,521,466	$ 8,702,142	$ 8,632,296	$ 7,952,835
Investment securities and other	985,253	1,034,100	1,098,431	1,131,401	1,149,451
Total interest revenue	8,817,076	9,555,566	9,800,573	9,763,697	9,102,286
Interest expense
Deposits	857,139	963,334	1,057,075	1,087,200	1,127,498
Borrowed funds	112,487	190,310	206,721	213,111	212,376
Total interest expense	969,626	1,153,644	1,263,796	1,300,311	1,339,874
Net interest income	7,847,450	8,401,922	8,536,777	8,463,386	7,762,412
Provision for loan losses	200,000	400,000	375,000	375,000	375,000
Net interest income after provision for loan losses	7,647,450	8,001,922	8,161,777	8,088,386	7,387,412
Non-interest revenue
Service charges on deposit accounts	300,741	318,250	315,468	328,142	319,327
Gain on sales or calls of investment securities	631,429	307,242	289,511	282,858	277,170
Earnings on bank owned life insurance	133,228	136,171	137,082	138,496	136,705
Gains (losses) on sales other real estate owned	(200,454)	--	(48,509)	191,201	(31,988)
Gains (losses) on disposal of assets	(85,561)	--	--	--	--
Other fees and commissions	247,683	182,450	146,550	215,089	177,599
Total non-interest revenue	1,027,066	944,113	840,102	1,155,786	878,813
Non-interest expense
Salaries & employee benefits	3,232,677	3,188,366	3,016,334	3,024,815	2,808,994
Occupancy & Equipment	1,068,867	931,197	933,775	914,576	907,871
Pension plan termination	--	700,884	--	--	--
Data processing	239,057	238,830	214,187	192,232	224,735
Merger and integration	240,485	363,375	49,290	29,166	29,167
Core deposit premium	177,582	177,582	177,582	177,582	194,675
Other operating	1,920,773	1,655,193	1,690,590	1,910,797	1,520,731
Total non-interest expense	6,879,441	7,255,427	6,081,758	6,249,168	5,686,173

Income before income taxes	1,795,075	1,690,608	2,920,121	2,995,004	2,580,052
Income taxes	521,722	(18,808)	912,490	982,759	844,005
Net income	1,273,353	1,709,416	2,007,631	2,012,245	1,736,047
Less: Net income (loss) attributable to the noncontrolling interest	(13,095)	(7,447)	(20,664)	(17,067)	(19,947)
Net income available to common stockholders	$ 1,286,448	$ 1,716,863	$ 2,028,295	$ 2,029,312	$ 1,755,994
Earnings per basic share	$ 0.19	$ 0.25	$ 0.30	$ 0.30	$ 0.26
Earnings per diluted share	$ 0.19	$ 0.25	$ 0.29	$ 0.29	$ 0.26
Dividend per common share	$ 0.04	$ 0.04	$ 0.04	$ 0.04	$ 0.04
Average number of basic shares	6,848,505	6,834,665	6,829,785	6,828,452	6,820,894
Average number of dilutive shares	6,950,749	6,929,296	6,909,147	6,905,041	6,855,568

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	3/31/2013		12/31/2012		9/30/2012		6/30/2012		3/31/2012
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Assets:
Int. Bearing Deposits	$ 1,870,920	0.15%	$ 10,506,932	0.20%	$ 9,609,610	0.21%	$ 8,718,890	0.21%	$ 5,240,111	0.16%
Investment Securities	168,672,425	3.06%	177,162,367	2.88%	171,086,288	3.11%	165,770,050	3.28%	163,199,617	3.26%
Loans	605,701,991	5.35%	587,421,759	5.86%	576,428,450	6.11%	558,859,415	6.27%	549,594,392	5.87%
Allowance for Loan Losses	(4,058,816)		(4,186,009)		(4,266,214)		(3,966,131)		(3,825,189)
Total Loans
Net of allowance	601,643,175	5.39%	583,235,750	5.90%	572,162,236	6.16%	554,893,284	6.32%	545,769,203	5.94%
Total interest-earning assets	772,186,520	4.87%	770,905,049	5.15%	752,858,134	5.39%	729,382,224	5.56%	714,208,931	5.26%
Noninterest bearing cash	25,465,996		30,544,104		50,174,932		34,172,441		27,694,416
Other Assets	62,206,398		61,756,948		61,911,524		62,310,069		62,002,664
Total Assets	$ 859,858,914		$ 863,206,101		$ 864,944,590		$ 825,864,734		$ 803,906,011

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$ 552,649,682	0.63%	$ 551,598,937	0.69%	$ 553,524,257	0.76%	$ 524,538,999	0.83%	$ 521,623,877	0.87%
Borrowed Funds	40,335,859	1.13%	35,952,280	2.10%	49,608,300	1.66%	46,432,730	1.85%	45,823,568	1.86%
Total interest-bearing liabilities	592,985,541	0.66%	587,551,217	0.78%	603,132,557	0.83%	570,971,729	0.92%	567,447,445	0.95%
Noninterest bearing deposits	187,697,564		197,676,047		186,319,471		181,789,188		164,540,014
	780,683,105		785,227,264		789,452,028		752,760,917		731,987,459

Other Liabilities	6,909,547		7,600,642		6,898,432		6,172,023		6,631,135
Noncontrolling Interest	387,467		392,942		406,102		423,568		443,876
Stockholder's Equity	71,878,795		69,985,253		68,188,028		66,508,226		64,843,541
Total Liabilities and Stockholder's Equity	$ 859,858,914		$ 863,206,101		$ 864,944,590		$ 825,864,734		$ 803,906,011

Net interest spread		4.21%		4.37%		4.56%		4.64%		4.31%
Net interest income and Net interest margin(1)	$ 8,299,213	4.36%	$ 8,818,546	4.55%	$ 8,932,729	4.72%	$ 8,775,024	4.84%	$ 8,003,071	4.51%

(1) Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations. See "Reconciliation of Non-GAAP Measures."
(2) Available for sale investment securities are presented at amortized cost.
(3) Average non-accruing loans for the three month periods ended March 31, 2013 and 2012 were $5,713,683 and $5,074,864, respectively. There was no non-accrual interest included in interest income.

The accretion of the fair value adjustments positively impacted the yield on loans and increased the net interest margin as follows:

	3/31/2013		12/31/2012		9/30/2012		6/30/2012		3/31/2012
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$ 209,144	0.11%	$ 38,783	0.02%	$ 64,142	0.03%	$ 42,718	0.02%	$ 41,752	0.02%
Mortgage loans (1)	(4,500)	(0.00)	819,028	0.42	776,089	0.41	1,007,812	0.56	423,275	0.24
Consumer loans	2,371	0.00	2,188	0.00	1,968	0.01	1,899	0.00	1,694	0.00
Interest bearing deposits	33,461	0.02	33,379	0.02	33,847	0.01	57,081	0.03	64,813	0.04
Total Fair Value Accretion	$ 240,476	0.13%	$ 893,378	0.46%	$ 876,046	0.46%	$ 1,109,510	0.61%	$ 531,534	0.30%

(1) Reclassification of a single loan from mortgage loans to commercial loans during the period caused the negative amortization in mortgage loans during the first quarter of 2013, The impact of this reclassification was immaterial in prior periods.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	3/31/2013		12/31/2012		9/30/2012		6/30/2012		3/30/2012
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$ 7,847,450	4.12%	$ 8,401,922	4.34%	$ 8,536,777	4.51%	$ 8,463,386	4.67%	$ 7,762,412	4.37%
Tax equivalent adjustment
Federal funds sold	2	0.00	1	0.00	--	--	1	0.00	--	--
Investment securities	287,612	0.15	258,483	0.13	241,934	0.13	224,794	0.12	174,470	0.10
Loans	164,149	0.09	158,140	0.08	154,018	0.08	86,843	0.05	66,189	0.04
Total tax equivalent adjustment	451,763	0.24	416,624	0.22	395,952	0.21	311,638	0.17	240,659	0.14
Tax equivalent interest yield	$ 8,299,213	4.36%	$ 8,818,546	4.55%	$ 8,932,729	4.72%	$ 8,775,024	4.84%	$ 8,003,071	4.51%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Acquired Loans(1)
Non-accrual(2)	$ 4,064	$ 4,092	$ 5,079	$ 4,842	$ 4,860
Accruing 30-89 days past due	802	602	24	726	2,652
Accruing 90 or more days past due	--	6	82	940	6

Legacy Loans(3)
Non-accrual	$ 1,388	$ 1,818	$ 3,151	$ 1,787	$ 1,787
Accruing 30-89 days past due	2,077	1,799	2,348	2,799	1,278
Accruing 90 or more days past due	--	--	2	--	--

Allowance for loan losses as % of gross loans	0.66%	0.66%	0.78%	0.71%	0.68%
Allowance for loan losses as % of legacy loans	0.84%	0.85%	1.03%	0.96%	0.96%
Total non-performing loans as a % of gross loans	0.89%	0.99%	2.00%	1.92%	1.90%
Total non-performing assets as a % of total assets	0.94%	1.12%	1.34%	1.31%	1.31%

(1) Acquired loans represent all loans acquired on April 1, 2011. We originally recorded these loans at fair value upon acquisition.
(2) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement. At acquisition, we recorded these loans at fair value. As provided for under ASC 310-30, we recognize interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Legacy loans represent total loans excluding loans acquired April 1, 2011.
CONTACT: CHRISTINE M. RUSH
         CHIEF FINANCIAL OFFICER
         (301) 430-2544